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                                                                    EXHIBIT 99.3

                       [OPPENHEIMER & CO. INC. LETTERHEAD]

September 19, 2005

The Board of Directors of Elscint Ltd.
13 Mozes St.
Tel Aviv 67442, Israel

Members of the Board:

      We hereby consent to the inclusion of our opinion letter, dated August 18, 2005, to the Board of Directors of Elscint Ltd. ("Elscint") as Annex C to Amendment No. 1 of the Joint Proxy Statement/Prospectus of Elbit Medical Imaging Ltd. ("EMI") and Elscint relating to the proposed merger involving EMI and Elscint and reference thereto in such Joint Proxy Statement/Prospectus under the captions "Summary-Opinions of Financial Advisors" and "The Merger-Opinion of Elscint Financial Advisor." By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Oppenheimer & Co. Inc.

By: /s/ Andrew Kaminsky
   ---------------------------
Name: Andrew Kaminsky
Title: Senior Vice President